UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2021

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-37752	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10900 Wilshire Blvd. Suite 600, Los Angeles, California 90024
(Address of principal executive offices, including zip code)

(310) 388-6706
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CDXC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2021, the Board of Directors (the “Board”) of ChromaDex Corporation (the “Company”) increased the size of the Board from eight to nine members and appointed Gary Ng as a member of the Board effective on such date, to serve until the Company’s 2022 annual meeting of stockholders. Mr. Ng, 49, is presently Project Director at Horizon Ventures Limited, a position he has held since March 2021. Prior to that, Mr. Ng served as a non-executive director and consultant at Typhoon Group Holdings, Limited from March 2019 and before that he served for approximately 12 years in various positions, including as Managing Director, across different business units within AS Watsons Group, including Fortress, Watsons the Chemist and ParknShop. Prior to joining AS Watsons Group Mr. Ng also held manager positions at Espirit and Marks & Spencer in Hong Kong. Mr. Ng has broad experience in the retail industry, including in apparel, electrical appliances, health and beauty and food and has worked within retail chains as well as suppliers.

Mr. Ng will be appointed to the Compensation Committee of the Board. The Board has determined that Mr. Ng is an independent director under the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”) and meets the additional independence requirements for compensation committee members under the Nasdaq listing standards. There are no transactions in which Mr. Ng has an interest, that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As previously disclosed by the Company, Tony Lau resigned from the Board effective November 2, 2021. Mr. Lau served on the Board as the director nominated by Champion River Ventures Limited (“Champion River”) pursuant to rights granted to Champion River pursuant to that certain Securities Purchase Agreement, dated April 26, 2017, by and among the Company and certain purchasers named therein (the “Purchase Agreement”). Champion River is affiliated with Horizon Ventures Limited. Mr. Ng is being appointed to the Board as the director nominated by Champion River pursuant to its rights under the Purchase Agreement to replace Mr. Lau.

Under the Company’s Amended and Restated Non-Employee Director Compensation Policy, Mr. Ng will be eligible to receive an annual retainer of $40,000 for serving on the Board, and an additional $7,500 per year, for service on the Compensation Committee. Mr. Ng was also granted an option to purchase 40,000 shares of the Company’s common stock on December 13, 2021, the date of his initial election to the Board, vesting in substantially equal annual installments over a three-year period, subject to Mr. Ng’s continuing service on the Board. In addition, on the date of each annual meeting, he will be granted a stock option to purchase 20,000 shares of the Company’s common stock, vesting over a one-year period, subject to Mr. Ng’s continuing service on the Board. All option grants have an exercise price per share equal to the fair market value of our common stock on the date of grant.

Mr. Ng will enter into the Company’s standard form of indemnification agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 16, 2016. The Company’s Amended and Restated Non-Employee Director Compensation Policy is filed as Exhibit 10.4 to the Company’s Quarterly Report filed with the SEC on August 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Dated: December 13, 2021	By:	/s/ Kevin M. Farr
Name: Kevin M. Farr
Chief Financial Officer